Exhibit 99.1

PRESS RELEASE

April 19, 2005

CONTACT:	Gary M. Adams/Chief Financial Officer
(252) 925-9111, extension 209
FAX - (252) 925-8491

FOR IMMEDIATE RELEASE

Michael D. Weeks, WITN-TV, elected Director of ECB Bancorp, Inc.

at Annual Meeting

ECB Bancorp, Inc. Reports 2005 First Quarter Financial Results

ENGELHARD, NC – April 19, 2005 – At ECB Bancorp Inc.’s (NASDAQ: ECBE) (“ECB” or the “Company”) 2005 Annual Meeting held on April 19, 2005, the shareholders elected Michael D. Weeks, Vice-President and General Manager, WITN-TV of Washington, NC as a director. He will replace Ray M. Spencer, Swan Quarter, NC who retired from the Board at the Annual Meeting after 31 years of dedicated service to the organization. Also, the shareholders reelected three existing directors - J. Bryant Kittrell, III of Greenville, B. Martelle Marshall of Engelhard and R.S. Spencer, Jr. of Engelhard - for new three-year terms.

Arthur H. Keeney, III, ECB’s President and Chief Executive Officer presided over the meeting, which included a video presentation updating the shareholders on significant events during 2004. The video highlighted the Company’s 2004 financial results, and discussed its service expansion into new markets, as well as its commitment to its roots by constructing a new branch and corporate facility in Engelhard, which was completed in January 2005. Mr. Keeney also introduced G. Thomas Davis, Jr., Vice-Chairman of the Board. Mr. Davis’ remarks covered the Bank’s history and its growth to over $500 million and the impact of the current regulatory environment principally due to the requirements contained in the Sarbanes-Oxley Act.

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Chairman R.S. Spencer, Jr. was called upon to pay a special tribute to retiring Director Ray M. Spencer. Mr. Spencer became a Director in 1974 when the Bank had eight branches and approximately $32 million in total assets. He was presented with a captain’s chair and matching heritage lamp both engraved with the bank’s logo and his name.

Also, ECB Bancorp, Inc. today announced its results for the three months ended March 31, 2005.

2005 First Quarter Financial Highlights

•	Net income for the 2005 first quarter was $952,000, or $0.47 per diluted share, generating an annualized ROAA of 0.76% and an annualized ROAE of 11.77%, reflecting the impact of the Company’s strategic investment in opening a new full-service and fully-staffed branch in Wilmington and the new Corporate Headquarters and branch, the costs of which are reflected in the 2005 first quarter results. Net income for the 2004 first quarter was $974,000 or $0.48 per diluted share, generating an annualized ROAA of 0.86% and an annualized ROAE of 12.59%. The first quarter of 2004 also included a $316,924 (pre-tax) gain on insurance proceeds for property damage sustained during Hurricane Isabel in September 2003.

•	Net interest income for the 2005 first quarter rose 11.9% to $4,374,000 from $3,911,000 a year ago.

•	Consolidated assets increased 6.9% to $516,335,000 at March 31, 2005 from $482,927,000 at March 31, 2004.

•	Loans increased 16.1% to $332,049,000 at March 31, 2005 from $286,087,000 at March 31, 2004.

•	Deposits increased 6.3% to $420,959,000 at March 31, 2005 from $396,098,000 at March 31, 2004.

•	Non-interest income for 2005 decreased 19.8% to $1,207,000 from $1,505,000 a year ago. The first quarter of 2004 included a $316,924 gain on insurance proceeds for property damage sustained during Hurricane Isabel in September 2003.

•	Increased dividend by 12.2% to $0.64 per share on an annualized basis.

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new full-

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service branches in Morehead City and Wilmington. The Bank also provides mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. ECB’s common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information can be obtained by visiting ECB’s web site at www.ecbbancorp.com.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, and general economic conditions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

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